Exhibit 99

Schlumberger Limited Announces CFO Succession

HOUSTON, December 10, 2019—Schlumberger Limited (NYSE:SLB) announced today that Simon Ayat, Executive Vice President and Chief Financial Officer, will step down from this position effective January 22, 2020. Mr. Ayat, who joined the Company in 1982, will remain with Schlumberger as Senior Strategic Advisor to the Company’s Chief Executive Officer for a period of two years.

Schlumberger CEO Olivier Le Peuch commented, “On behalf of the Company and its Board of Directors, I would like to take this opportunity to congratulate Simon for his unique career and critical contributions as Chief Financial Officer over the last 12 years, and I look forward to his continuing advice and support.”

Mr. Ayat will be replaced by Mr. Stephane Biguet as the Company’s Executive Vice President and Chief Financial Officer. In a 24-year career with Schlumberger, Biguet has held senior positions in finance and operations at the field and headquarters levels. Prior to his current assignment he held the position of Vice President, Finance of Schlumberger Limited.

Olivier Le Peuch commented, “Stephane brings an in-depth knowledge of the financial function, has developed a close relationship with the executive leadership team and has critically contributed to the new Performance strategy, leading in particular the capital stewardship program.”

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. With product sales and services in more than 120 countries and employing approximately 105,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has executive offices in Paris, Houston, London and The Hague, and reported revenues of $32.82 billion in 2018. For more information, visit www.slb.com.

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For further information, contact:

Simon Farrant – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office: +1 (713) 375-3535

investor-relations@slb.com

Joao Felix – Director of Corporate Communication, Schlumberger Limited

Office: +1 (713) 375-3535

communication@slb.com